UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 17, 2010

MERRIMAN HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-15831 (Commission File Number)	11-2936371 (IRS Employer Identification No.)

600 California Street, 9th Floor, San Francisco, California ( Address of Principal Executive Offices)	94108 (Zip Code)

Registrant's telephone number, including area code (415) 248-5600

(Former Name or Former Address, if Changed Since Last Report)
Merriman Curhan Ford Group, Inc.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(b) Resignation of Director

Douglas G. Bergeron informed the Company on December 17, 2010 that he was resigning from the Company’s Board of directors, effective December 20, 2010.  There were no disagreements with the Company.  Mr. Bergeron has agreed to join the Company’s Board of Advisors.

(d) Election of Director

On December 21, 2010 Patrick O’Brien was elected to the Company’s Board of Directors by the other Board members to serve until the next stockholder meeting at which directors are elected.  Mr. O’Brien was selected by our Co-Chairman, Ronald L. Chez, to fill one of the seats reserved for election by the holders of our Series D Preferred.  Mr. Chez has the right to nominate two members of our Board of Directors (including the seat Mr. Chez currently occupies), and all of the holders of the Series D Preferred contractually agreed to vote in favor of such nominees at any meeting of stockholders at which directors are elected, pursuant to our Investors Rights Agreement dated August 27, 2010, which was filed as Exhibit 10.48 to the 8-K/A filed on September 2, 2009.

In connection with Mr. O’Brien’s election, the Board made a determination that Mr. O’Brien meets the Independent Director requirements of Nasdaq Listing Rule 5605(a)(2); the additional requirements for Audit Committee members contained in Nasdaq Listing Rule 5605(c)(2); the criteria for independence set for in Securities Exchange Act Rule 10A-3(b)(1), and that Mr. O’Brien is independent for all purposes under applicable law and regulations

Mr. O’Brien was named to the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee.  Mr. O’Brien will receive our standard compensation for directors, which is currently $30,000 per year in cash.

Item 9.01(d)	Exhibits

99.1	Press Release announcing appointment of Patrick O’Brien to, and the resignation of Douglas G. Bergeron from, the Company’s Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRIMAN HOLDINGS, INC.

Date: December 22, 2010	By:	/s/ D. JONATHAN MERRIMAN
D. Jonathan Merriman Chief Executive Officer